Exhibit 10.1

Dollar Tree Stores, Inc.
500 Volvo Parkway
Chesapeake, Virginia 23320

[•] 2007

[NAME]
[ADDRESS]

Retention Agreement

Dear [•]:

Dollar Tree Stores, Inc., a Virginia corporation (the “Company”), considers it in the best interests of the Company and its stockholders to take reasonable steps to retain key management personnel. Further, the Board of Directors of the Company (the “Board”) recognizes that the uncertainty and questions which might arise among management in the context of a Change in Control could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined, therefore, that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible Change in Control.

The Board has identified you as a key member of management. In order to induce you to remain in the employ of the Company, the Company has determined to enter into this letter agreement (this “Agreement”) which addresses the terms and conditions of your employment in the event of a Change in Control. Capitalized words which are not otherwise defined herein shall have the meanings assigned to such words in Section 8 of this Agreement.

1.  Term of the Agreement. The term of your employment under this Agreement shall commence on the Change in Control Date (after application of Section 2(e)) and shall continue until the second anniversary of the Change in Control Date (the “Term”). Subject to Section 2(e), you shall have no rights and obligations under this Agreement, and no compensation or benefits will be payable to you hereunder, if your employment with the Company ends for any reason prior to the Change in Control Date.

2.  Involuntary Termination During the Term.

(a)  Severance Payment. In the event of your Involuntary Termination during the Term, the Company will pay you the following amounts:

(i)
Within 5 days of the date of such Involuntary Termination, the Company will pay you in a cash lump sum: (1) the full amount of any earned but unpaid base salary through the Date of Termination at the rate in effect at the time such base salary was earned by you; plus (2) the amount, if any, of any earned but unpaid cash bonus for the annual performance year ended immediately prior to the Date of Termination; plus (3) the amount of your accrued and unused vacation time as of the Date of Termination (calculated in accordance with the Company’s vacation policy for executives, as in effect on the Date of Termination or, if more favorable to you, as in effect at any time within the two-year period ending on the Date of Termination).

(ii)
The Company will also pay you within 5 days of the Date of Termination a pro rata annual bonus for the year in which your Involuntary Termination occurs, equal to the product of A multiplied by B, where “A” is the number of days in the performance year up to and including the Date of Termination during which you were employed by the Company divided by the number of days in such calendar year; and where “B” is your Reference Bonus.

(iii)
In addition, subject to the last sentence of this Section 2(a)(iii), the Company will pay you an amount (the “Severance Payment”) equal to the product of C multiplied by D, where “C” is the Multiplier and where “D” is the sum of your Reference Salary plus your Reference Bonus. The Severance Payment shall be paid to you in substantially equal payroll installments (payable no less frequently than monthly) over the twelve-month period commencing immediately following your Date of Termination.

(b)  Benefit Payment. In the event of your Involuntary Termination during the Term, you and your eligible dependents shall continue to be eligible to participate during the Benefit Continuation Period in the medical, dental, health and life insurance plans applicable to you immediately prior to your Involuntary Termination on the same terms and conditions in effect for you and your dependents immediately prior to such Involuntary Termination. For purposes of the previous sentence, “Benefit Continuation Period” means the period beginning on the Date of Termination and ending on the earliest to occur of (i) the last day of the Multiplier Period, (ii) the date that you and your dependents are eligible for coverage under the plans of a subsequent employer and (iii) the last day of the month, if any, in which you deliver notice to the Company that you are exercising your right in accordance with the definition of Restricted Period in Section 8 to cease receiving Severance Payments under this Agreement.

(c)  Outstanding Long-Term Awards. Subject to the provisions of Section 3, in the event of your Involuntary Termination during the Term, all outstanding options, shares of restricted stock and restricted stock units granted to you prior to the Change in Control Date under the Long-Term Plans which are outstanding as of your Date of Termination shall, to the extent not previously vested, vest and become exercisable as of such Date of Termination.

(d)  Date and Notice of Termination. Any termination of your employment by the Company or by you during the Term shall be communicated by a notice of termination to the other party hereto (the “Notice of Termination”). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The date of your termination of employment with the Company and its subsidiaries (the “Date of Termination”) shall be determined as follows: (i) if your employment is terminated for Disability, 30 days after a Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period), (ii) if your employment is terminated by the Company in an Involuntary Termination, five days after the date the Notice of Termination is received by you and (iii) if your employment is terminated by the Company for Cause, the later of the date specified in the Notice of Termination or ten days following the date such notice is received by you. If the basis for your Involuntary Termination is your resignation for Good Reason, the Date of Termination shall be ten days after the date your Notice of Termination is received by the Company. The Date of Termination for a resignation of employment other than for Good Reason shall be the date set forth in the applicable notice, which shall be no earlier than ten days after the date such notice is received by the Company.

(e)  Early Commencement of the Term. If your employment with the Company ends in an Involuntary Termination within the six-month period ending on the Change in Control Date (as such term is defined in Section 8 prior to application of this Section 2(e)), and it is reasonably demonstrated that your Involuntary Termination (i) was caused by, or at the request of, the third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then, for all purposes of this Agreement, “Change in Control Date” shall mean the date immediately prior to the date of such Involuntary Termination.

(f)  Other Terminations or Resignations. No amounts shall be payable to you under this Agreement if your employment ends during the Term for any reason other than an Involuntary Termination. If your employment ends during the Term for any reason other than an Involuntary Termination, you shall be entitled to receive only the compensation and benefits contemplated by the terms and provisions of the Company’s plans and arrangements then in effect.

(g)  No Mitigation or Offset. You will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer or by pension benefits paid by the Company or another employer after the Date of Termination or otherwise, except as specifically provided in clause (ii) of the last sentence of Section 2(b).

(h) Effective of Breach of Section 4. Except for rights and benefits described in Section 2(a)(i), you shall immediately forfeit your right to any payments of benefits under this Section 2 if you violate the provisions of Section 4. Such forfeiture by you shall be in addition to, and not in substitution for, any remedies otherwise available to the Company at law or in equity as a result of such violation by you.

3.  Limitation of Payments.

(a)  Claw-back. Notwithstanding anything herein to the contrary, if any Payments to you would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company shall take such action as shall be reasonably necessary to reduce the aggregate amount of Payments due to you (the “Claw-back Amount”) such that the present value of all such Payments (as determined under the Code and regulations) is equal to 2.99 times your “base amount” (as defined in Section 280G(b)(3) of the Code). No Claw-back Amount shall be necessary hereunder if the Accounting Firm determines that none of the Payments are subject to the Excise Tax. The Company shall reduce Payments in a manner that is reasonably intended to maximize the aggregate amount of the compensation and benefits retained by you under this Agreement and under any other compensation and benefit arrangements that result in Payments to you, including the Long-Term Plans. The Company and the Accounting Firm shall implement the provisions of this Section 3 in a manner that is consistent with any claw-back provisions in the Long-Term Plans.

(b)  Determination of Claw-back Amount. Subject to the provisions of Section 3(c), all determinations required under this Section 3, including the amount of the Payments constituting excess parachute payments, within the meaning of Section 280G(b)(1) of the Code, the Claw-back Amount, and the Payments to which the Claw-back Amount shall be applied in accordance with the last sentence of Section 3(a), shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to you and the Company within 90 days of the Change in Control Date, your Date of Termination or any other date reasonably requested by you or the Company on which a determination under this Section 3 is necessary or advisable. Any determination by the Accounting Firm shall be binding upon you and the Company.

(c)  Procedures. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment of the Excise Tax. Such notice shall be given as soon as practicable after you know of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. You agree not to pay the claim until the expiration of the 30-day period following the date on which you notify the Company, or such shorter period ending on the date the taxes with respect to such claim are due (the “Notice Period”). If the Company notifies you in writing prior to the expiration of the Notice Period that it desires to contest the claim, you shall: (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) take such action in connection with the claim as the Company may reasonably request, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to you; (iii) cooperate with the Company in good faith in contesting the claim; and (iv) permit the Company to participate in any proceedings relating to the claim. You shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim.

(d)  Further Assurances. The Company shall indemnify you and hold you harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by you with respect to the exercise by the Company of any of its rights under this Section 3(c), including any Losses related to the Company’s decision to contest a claim or any action taken on your behalf by the Company hereunder. The Company shall pay all legal fees and expenses incurred under this Section 3, and shall promptly reimburse you for the reasonable expenses incurred by you in connection with any actions taken by the Company or required to be taken by you under this Section 3. The Company shall also pay all of the fees and expenses of the Accounting Firm.

4.  Protective Covenants.

(a)  Nondisparagement. You shall not, during the Restricted Period, make any statement, in written, oral or electronic form, in disparagement of the Companies or of any of the officers, shareholders, directors, employees, agents, or associates of any of the Companies (including, but not limited to, negative references to any of the Companies and the products, services, or corporate policies of any of the Companies) to the general public or the employees, employees, customers, suppliers, potential suppliers, business partners or potential business partners of any of the Companies.

(b)  Nonsolicitation. You shall not, during the Restricted Period, either directly or indirectly, for yourself or on behalf of any other person or entity, solicit, induce, recruit, or encourage any employees of any of the Companies to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take-away, or hire any such employees either for your benefit or for the benefit of any other person or entity.

(c)  Noncompetition. You shall not, during the Restricted Period, either directly or indirectly, provide services to any Competitor, including as a spokesperson, endorser, creditor, guarantor, financial backer, investor, stockholder, director, officer, consultant, adviser, employee, member, trustee or agent, or in any similar capacity. Notwithstanding the foregoing, the provisions of this Section 4(c) shall not be deemed to prohibit your purchase or ownership, as a passive investment, of not more than 5% of the issued and outstanding stock or other securities of a corporation listed on a national securities exchange or traded in the over-the-counter market.

(d)  Confidential Information. You shall not, during the Restricted Period, disclose any confidential information or trade secrets related to the business or operations of any of the Companies that you acquired in connection with your employment by or association with any of the Companies.

5.  Indemnification. If you are made a party, are threatened to be made a party to, or otherwise receive any other legal process in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a director, officer or employee of any of the Companies or are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as director, officer, member, employee or agent of any of the Companies, the Company shall indemnify you and hold you harmless to the fullest extent permitted or authorized by the Company’s Articles of Incorporation, By Laws or under the laws of the Commonwealth of Virginia, but in no event greater than permitted by applicable state law, against all cost, expense, liability and loss (including attorney’s fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement and any cost and fees incurred in enforcing your rights to indemnification or contribution) reasonably incurred or suffered by you in connection therewith. To the extent that the Company maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein.

6.  Legal Fees and Expenses. The Company shall pay or reimburse you on an after-tax basis for all reasonable legal fees and expenses (including court costs) incurred by you as a result of any claim by you (or on your behalf) that is successful on the merits or settled in your favor (i) arising out of your termination of employment during the Term, (ii) contesting, disputing or enforcing any right, benefits or obligations under this Agreement or (iii) arising out of or challenging the validity, advisability or enforceability of this Agreement or any provision thereof. You shall be responsible to reimburse the Company for all reasonable legal fees and expenses (including court costs) incurred by the Company as a result of any claim by you that is determined by a court having final jurisdiction over such claim, to have been frivolous.

7.  Successors; Binding Agreement.

(a)  Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder without your prior written consent.

(b)  Enforceability; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of you and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including as a result of a Change in Control or by operation of law. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

8.  Definitions and Rules of Construction.

(a) For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:

“Accounting Firm” shall mean a nationally recognized accounting firm designated by the Company and approved by you, which approval shall not be unreasonably withheld.

“Agreement” shall have the meaning set forth in the third paragraph of this Agreement.

“Benefit Continuation Period” shall have the meaning set forth in Section 2(b).

“Board” shall have the meaning set forth in the second paragraph of this Agreement.

“Catch-Up Amount” shall have the meaning set forth in Section 10.

“Cause” shall mean a termination of your employment during the Term by the Company as a result of any of the following occurring during the Term:

(i)	your felony conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea);

(ii)	your engaging in any fraudulent or dishonest conduct with respect to the performance of your duties with the Companies;

(iii)	your engaging in any intentional act that is injurious in a material respect to the Companies;

(iv)	your engaging in any other act of moral turpitude;

(v)	your willful disclosure of material trade secrets or other material confidential information related to the business of the Companies;

(vi)
your willful and continued failure substantially to perform your duties with the Companies (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from a resignation by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, and which performance is not substantially corrected by you within thirty days of receipt of such demand. For purposes of this clause (v), no act or failure to act on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above constituting Cause and specifying the particulars thereof. For purposes of this definition, “Board” shall mean the Board of Directors of the Company or of any successor to the Company.

“Change in Control” shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided, however, that, anything in this Agreement to the contrary notwithstanding, a Change in Control shall be deemed to have occurred if:

(i)
any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company;

(ii)
during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Incumbent Directors”), cease for any reason to constitute a majority thereof;

(iii)
there occurs a Transaction with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 70% of the combined voting power of the Company or other corporation resulting from such Transaction; or

(iv)	all or substantially all of the assets of the Company are sold, liquidated or distributed.

“Change in Control Date” shall mean, subject to Section 2(e), the earliest of (i) the date on which the Change in Control occurs, (ii) the date on which the Company executes an agreement, the consummation of which would result in the occurrence of a Change in Control, (iii) the date the Board approves a transaction or series of transactions, the consummation of which would result in a Change in Control, and (iv) the date the Company fails to satisfy its obligations to have this Agreement assumed by any successor to the Company in accordance with Section 7(a) of this Agreement. If the Change in Control Date occurs as a result of an agreement described in clause (ii) of the previous sentence or as a result of the approval of the Board described in clause (iii) of the previous sentence and the Change in Control to which such agreement or approval relates (the “Contemplated Change in Control”) subsequently does not occur, then the Term shall expire on the sixtieth day (the “Reset Date”) following the date the Board certifies by resolution duly adopted by three-fourths (3/4ths) of the Incumbent Directors then in office that the Contemplated Change in Control is not reasonably likely to occur; provided, however, that this sentence shall not apply if (A) an Involuntary Termination of your employment with the Company has occurred on and after the Change in Control Date and on or prior to the Reset Date or (B) the Contemplated Change in Control subsequently occurs within three months following the Reset Date. Following the Reset Date, the provisions of this Agreement shall remain in effect and a new Term shall commence upon the occurrence of a subsequent Change in Control Date. If the Change in Control Date occurs without the subsequent occurrence of a Reset Date, then the Term shall be determined in accordance with Section 1 and no subsequent Change in Control Date shall occur hereunder, even if a subsequent Change in Control occurs during the Term or thereafter.

“Claw-back Account” shall have the meaning set forth in Section 3(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

“Companies” shall mean the Company and each subsidiary corporation of the Company (as such term is defined in Section 424(f) of the Code).

“Company” shall have the meaning set forth in the first paragraph of the Agreement.

“Competitor” shall be limited to Family Dollar Stores, Inc., a Delaware corporation, Dollar General Corporation, a Tennessee corporation, and 99¢ Only Stores, a California corporation (collectively, the “Named Competitors”), and any successor by sale, consolidation, reorganization, merger or otherwise to all or substantial all of the business or assets of a Named Competitor; provided, however, that, if any such successor engages in one or more businesses that are separate and apart from the business of the Named Competitor, the term “Competitor” shall be limited to only that portion of such successor’s organization that engages in the Named Competitor’s business.

“Date of Termination” shall have the meaning set forth in Section 2(d).

“Disability” shall mean (i) your incapacity due to physical or mental illness which causes you to be absent from the full-time performance of your duties with the Company for six (6) consecutive months and (ii) your failure to return to full-time performance of your duties for the Company within thirty (30) days after written Notice of Termination due to Disability is given to you. Any question as to the existence of your Disability upon which you and the Company cannot agree shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, such selection shall be made by any adult member of your immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to you shall be final and conclusive for all purposes of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

“Excise Tax” shall have the meaning set forth in Section 3(a).

“Good Reason” shall mean your resignation of employment during the Term with the Company as a result of any of the following occurring during the Term:

(i)
Your ceasing to hold the position of [TITLE] of the Company (or the surviving entity resulting from the merger or consolidation, through one or more related transactions, of the Company with another entity);

(ii)	A material, adverse change in your duties and responsibilities with the Company from those in effect prior to the Change in Control Date.

(iii)	A reduction in your annual base salary as in effect immediately prior to the Change in Control Date or as the same may be increased from time to time thereafter;

(iv)	A reduction in your target annual bonus (expressed as a percentage of base salary) below the target in effect for you prior to the Change in Control Date;

(v)
The relocation of the office of the Company where you are primarily employed to a location which is more than 50 miles from the place where you are primarily employed by the Company immediately prior to the Change in Control Date;

(vi)
The failure of the Company to obtain an agreement reasonably satisfactory to you from any successor to assume and agree to perform this Agreement or, if the business for which your services are principally performed is sold at any time after a Change in Control, the failure of the Company to obtain such an agreement from the purchaser of such business;

(vii)	Any termination (or purported termination) of your employment which is not effected pursuant to the terms of this Agreement; or

(viii)	Any material breach by the Company of this Agreement.

Notwithstanding the above, an event shall not constitute Good Reason unless it is communicated by you to the Company in writing within 90 days following the date you know of the occurrence of such event, and such event is not corrected by the Company in a manner which is reasonably satisfactory to you (including full retroactive correction with respect to any monetary matter) within 10 days of the Company’s receipt of such written notice from you.

“Involuntary Termination” shall mean (i) your termination of employment by the Company and its subsidiaries during the Term other than for Cause or Disability or (ii) your resignation of employment with the Company and its subsidiaries during the Term for Good Reason.

“Long-Term Plans” shall mean the Company’s 2004 Executive Officer Equity Plan, as amended, the Company’s 2003 Equity Incentive Plan, as amended, and any other plan or arrangement of the Company applicable to you that provides for the grant of long-term equity incentive compensation.

“Losses” shall have the meaning set forth in Section 3(d).

“Multiplier” shall mean [2.5]/[1.5].

“Multiplier Period” shall mean a period of years equal to the Multiplier and commencing on the Date of Termination.

“Notice of Termination” shall have the meaning set forth in Section 2(d).

“Notice Period” shall have the meaning set forth in Section 3(c).

“Payment” shall mean a “payment,” as defined in Section 280G(b)(2) of the Code, to you from the Company or any corporation which is a member of an “affiliate group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, which would reasonably constitute a “parachute payment,” as defined in Section 280G(b)(2) of the Code.

“Proceeding” shall have the meaning set forth in Section 5.

“Reference Bonus” shall mean the average of the actual cash bonuses earned and paid (or payable) to you for the three performance years ended prior to the year in which occurs your Date of Termination (but in no event greater than the target bonus for the year in which the Date of Termination occurs). If there are fewer than three performance years ended prior to the year in which occurs your Date of Termination, the actual number of performance years (and the bonuses for such years) shall be used in calculating such average and, in the event that you are first employed by the Company in the year in which occurs your Date of Termination, your reference bonus shall equal 75% of your target bonus for such year. For purposes of calculating your Reference Bonus, the Company shall disregard any signing or similar-type payment to you and shall exclude from the calculation of the average a performance year if you were not employed by the Company during all of that year.

“Reference Salary” shall mean the highest annual rate of base salary paid to you by the Company at any time during the three-year period ending on the Date of Termination.

“Restricted Period” shall mean the period beginning on the date you become entitled to a Severance Payment and ending on the earlier of twelve-months thereafter or the date you deliver notice to the Company electing to terminate your right to continue to receive Severance Payments.

“Severance Payment” shall have the meaning set forth in Section 2(a)(iii).

“Term” shall have the meaning set forth in Section 1.

“Transaction” shall mean a reorganization, merger, consolidation or other similar corporate transaction involving the Company.

(b) Rules of Construction. All references to dates and times refer to dates and times in Chesapeake, Virginia. Use of the masculine pronoun or the feminine pronoun shall be deemed to encompass the use of the opposite gender, and the use of the singular shall be deemed to encompass the plural, unless the context clearly requires otherwise. Unless otherwise expressly noted herein, paragraph, section and exhibit references are to the paragraphs, sections and exhibits of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation,” unless the context clearly requires otherwise. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

9.  Notice. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to the Board of Directors, Dollar Tree Stores, Inc., 500 Volvo Parkway, Chesapeake, VA 23320, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as any party may designate by notice complying with the provisions of this Section 9. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by electronic transmission; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

10.  Section 409A Compliance. Solely to the extent necessary to comply with Section 409A of the Code, any amounts payable to you pursuant this Agreement during the period beginning on your Date of Termination and ending on the six-month anniversary of such date shall be delayed and not paid to you until the first business day following such sixth-month anniversary date, at which time such delayed amounts will be paid to you in a cash lump sum (the “Catch-up Amount”). If payment of an amount is delayed as a result of this Section 10, such amount shall be increased with interest from the date on which such amount would otherwise have been paid to you but for this Section 10 to the day prior to the date the Catch-up Amount is paid. The rate of interest shall be the applicable short-term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which occurs your Date of Termination. Such interest shall be paid at the same time that the Catch-up Amount is paid. If you die on or after your Date of Termination and prior to the sixth-month anniversary of such date, any amount delayed pursuant to this Section 10 shall be paid to your estate or beneficiary, as applicable, together with interest, within 30 days following the date of your death. The provisions of this Section 10 shall apply notwithstanding any provision of this Agreement related to the timing of payments following your Date of Termination.

11.  Miscellaneous.

(a)  Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof; provided, however, that, except as expressly set forth herein, this Agreement shall not supersede the terms of Long-Term Plans and applicable award documents thereunder.

(b)  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)  Severability. In the event that any provision or term of this Agreement is held to be invalid, prohibited or unenforceable for any reason, such provision or term shall be deemed severed from this Agreement, without invalidating the remaining provisions, which shall remain in full force and effect.

(d)  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(e)  No Contract of Employment. Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of the Company or shall affect the terms and conditions of your employment with the Company prior to the commencement of the Term hereof or, if your employment with the Company continues after the Term, following the expiration of the Term.

(f)  Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.

(g)  Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(h)  Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia applicable to contracts entered into and performed in such Commonwealth.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

DOLLAR TREE STORES, INC.

By:______________________

Name:

Title:

Agreed to as of this _____ day of __________, 2007

______________________

[NAME]

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